Exhibit 23.8

Consent of Brian Morris

I hereby consent to the incorporation by reference in this Registration Statement on Form S-8 being filed by Klondex Mines Ltd. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”), including any prospectuses or amendments thereto, of the information approved by me that is of a scientific or technical nature relating to the Fire Creek Mine subsequent to June 30, 2015 and relating to the Midas Mine subsequent to August 31, 2014, and all other references to such information included in, or incorporated by reference into, the Company’s Annual Report on Form 40-F for the year ended December 31, 2015, filed with the SEC, and the inclusion of, and references to, my name in such Annual Report.

Dated: December 13, 2016

  /s/ Brian Morris
  Brian Morris